Filed pursuant to Rule 433
                                                         File No.: 333-137620-17

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 extension 2663.

                         THE SERIES 2007-12 CERTIFICATES


                  Initial       Pass-
                 Principal     Through
     Class       Balance(1)     Rate                        Principal Types                          Interest Types     CUSIP
-------------   ------------   -------    --------------------------------------------------------   --------------   ----------
Offered Certificates
Class A-1(2)    $244,179,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AA5
Class A-2(2)    $ 19,704,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AB3
Class A-3(2)    $ 27,998,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AC1
Class A-4(2)    $263,883,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AD9
Class A-5(2)    $ 47,702,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AE7
Class A-6(2)    $ 72,970,000     5.500%   Senior, Lockout, Exchangeable                              Fixed Rate       94986F AF4
Class A-7(2)    $ 71,000,000     5.500%   Super Senior, Lockout, Exchangeable REMIC                  Fixed Rate       94986F AG2
Class A-8(2)    $  1,970,000     5.500%   Super Senior Support, Lockout, Exchangeable REMIC          Fixed Rate       94986F AH0
Class A-9(2)    $237,586,000     5.500%   Super Senior, Sequential Pay, Exchangeable REMIC           Fixed Rate       94986F AJ6
Class A-10(2)   $  6,593,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable REMIC   Fixed Rate       94986F AK3
Class A-11(2)   $ 19,172,000     5.500%   Super Senior, Sequential Pay, Exchangeable REMIC           Fixed Rate       94986F AL1
Class A-12(2)   $    532,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable REMIC   Fixed Rate       94986F AM9
Class A-13(2)   $ 27,242,000     5.500%   Super Senior, Sequential Pay, Exchangeable REMIC           Fixed Rate       94986F AN7
Class A-14(2)   $    756,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable REMIC   Fixed Rate       94986F AP2
Class A-15(2)   $256,758,000     5.500%   Super Senior, Sequential Pay, Exchangeable                 Fixed Rate       94986F AQ0
Class A-16(2)   $  7,125,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable         Fixed Rate       94986F AR8
Class A-17(2)   $ 46,414,000     5.500%   Super Senior, Sequential Pay, Exchangeable                 Fixed Rate       94986F AS6
Class A-18(2)   $  1,288,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable         Fixed Rate       94986F AT4
Class A-19(2)   $284,000,000     5.500%   Super Senior, Sequential Pay, Exchangeable                 Fixed Rate       94986F AU1
Class A-20(2)   $  7,881,000     5.500%   Super Senior Support, Sequential Pay, Exchangeable         Fixed Rate       94986F AV9
Class A-21(2)   $291,881,000     5.500%   Senior, Sequential Pay, Exchangeable                       Fixed Rate       94986F AW7
Class A-PO      $    719,718     0.000%   Senior, Ratio Strip                                        Principal Only   94986F AX5
Class A-R       $        100     5.500%   Senior, Sequential Pay                                     Fixed Rate       94986F AY3

Non-Offered Certificates
Class B-1       $  5,448,000     5.500%   Subordinated                                               Fixed Rate
Class B-2       $  1,879,000     5.500%   Subordinated                                               Fixed Rate
Class B-3       $    939,000     5.500%   Subordinated                                               Fixed Rate
Class B-4       $    939,000     5.500%   Subordinated                                               Fixed Rate
Class B-5       $    376,000     5.500%   Subordinated                                               Fixed Rate
Class B-6       $    564,115     5.500%   Subordinated                                               Fixed Rate

------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Each of these classes is exchangeable, in combination with other classes or individually as specified in Schedule I to this prospectus supplement, for certain other class or classes of certificates.

   Allocation of Amount to be Distributed on the Class A Non-PO Certificates

   The allocation of the Class A Non-PO Principal Distribution Amount to a Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

   On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

     first, to the Class A-R Certificates; and

     second, concurrently, to the Class A-7 and Class A-8 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

     third, concurrently, to the Class A-9 and Class A-10 Certificates, pro rata;

     fourth, concurrently, to the Class A-11 and Class A-12 Certificates, pro rata;

     fifth, concurrently, to the Class A-13 and Class A-14 Certificates, pro rata; and

     sixth, concurrently, to the Class A-7 and Class A-8 Certificates, pro rata.

   The "Priority Amount" for any Distribution Date means the sum of (a) the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the Scheduled Principal Amount and (b) the product of (i) the Priority Percentage,
(ii) the Prepayment Shift Percentage and (iii) the Unscheduled Principal Amount.

   The "Priority Percentage" means the sum of the Principal Balances of the Class A-7 and Class A-8 Certificates divided by the sum of the Principal Balances of the Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13 and Class A-14 Certificates.

   The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount".

   The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount".

   The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

               Distribution Date Occurring In                 Shift Percentage
---------------------------------------------------------   --------------------
September 2007 through August 2012                                   0%
September 2012 and thereafter                                      100%

   The "Prepayment Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                                              Prepayment Shift
               Distribution Date Occurring In                    Percentage
---------------------------------------------------------   --------------------
September 2007 through August 2012                                   0%
September 2012 through August 2013                                  30%
September 2013 through August 2014                                  40%
September 2014 through August 2015                                  60%
September 2015 through August 2016                                  80%
September 2016 and thereafter                                      100%

   Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

   In the event that all or a portion of the Exchangeable REMIC Certificates of a REMIC Combination is exchanged for a proportionate portion of the related Exchangeable Combination, such Exchangeable Combination will receive its proportionate share of the principal distributions otherwise payable on a Distribution Date to the Exchangeable REMIC Certificates of the related REMIC Combination. Such amount will then be distributed to the applicable Exchangeable Certificates on such Distribution Date.

   Any amounts of principal distributed on a Distribution Date to any Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class pro rata in accordance with their respective Percentage Interests.

                                  SCHEDULE I

                            EXCHANGEABLE SCHEDULE


          Exchangeable REMIC Class                    Exchangeable Class
--------------------------------------------------------------------------------
                          Maximum Initial                        Maximum Initial
                             Principal         Exchangeable          Principal
    REMIC Combination       Balance(1)         Combination          Balance(1)
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 1                          Combination 1
           A-9             $237,586,000            A-1             $244,179,000
           A-10             $6,593,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 2                          Combination 2
           A-11             $19,172,000            A-2              $19,704,000
           A-12              $532,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 3                          Combination 3
           A-13             $27,242,000            A-3              $27,998,000
           A-14              $756,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 4                          Combination 4
           A-9             $237,586,000            A-4             $263,883,000
           A-10             $6,593,000
           A-11             $19,172,000
           A-12              $532,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 5                          Combination 5
           A-11             $19,172,000            A-5              $47,702,000
           A-12              $532,000
           A-13             $27,242,000
           A-14              $756,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 6                          Combination 6
           A-7              $71,000,000            A-6              $72,970,000
           A-8              $1,970,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 7                          Combination 7
           A-9             $237,586,000            A-15            $256,758,000
           A-11             $19,172,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 8                          Combination 8
           A-10             $6,593,000             A-16             $7,125,000
           A-12              $532,000
--------------------------------------------------------------------------------

          Exchangeable REMIC Class                    Exchangeable Class
--------------------------------------------------------------------------------
                          Maximum Initial                        Maximum Initial
                             Principal         Exchangeable          Principal
    REMIC Combination       Balance(1)         Combination          Balance(1)
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
       Combination 9                          Combination 9
           A-11             $19,172,000            A-17             $46,414,000
           A-13             $27,242,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
      Combination 10                          Combination 10
           A-12              $532,000              A-18             $1,288,000
           A-14              $756,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
      Combination 11                          Combination 11
           A-9             $237,586,000            A-19            $284,000,000
           A-11             $19,172,000
           A-13             $27,242,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
      Combination 12                          Combination 12
           A-10             $6,593,000             A-20             $7,881,000
           A-12              $532,000
           A-14              $756,000
--------------------------------------------------------------------------------
          REMIC                                Exchangeable
      Combination 13                          Combination 13
           A-9             $237,586,000            A-21            $291,881,000
           A-10             $6,593,000
           A-11             $19,172,000
           A-12              $532,000
           A-13             $27,242,000
           A-14              $756,000
--------------------------------------------------------------------------------

(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of the indicated Classes bear to one another as shown above.

                                        6